EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of UnumProvident Corporation for the registration of 12,000,000 8.25% Adjustable Conversion-Rate Equity Security Units and the underlying securities constituting such equity security units and to the incorporation by reference therein of our report dated February 4, 2004 (except for Note 15 for which the date is March 8, 2004), with respect to the consolidated financial statements and schedules of UnumProvident Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee

May 13, 2004